UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2012

Online Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-26123	52-1623052
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4795 Meadow Wood Lane, Chantilly, Virginia		20151
(Address of principal executive offices)		(Zip Code)

703-653-3100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Online Resources Corporation (the “Company”) is currently the defendant in a civil action lawsuit styled Kent D. Stuckey v. Online Resources Corporation, Case No. 2:08-CV-1188, which is pending in U.S. District Court for the Southern District of Ohio, Eastern Division. This lawsuit was filed on December 19, 2008 by Mr. Stuckey, the former Chief Executive Officer and Chairman of Internet Transaction Solutions, Inc. (“ITS”), alleging certain claims in connection with the Company’s acquisition of ITS in August 2007. The plaintiff brought this suit in a representative capacity on behalf of all former ITS stockholders, alleging among other things that (i) the Company breached its agreement to register, under the Securities, Act of 1933, as amended, the Company shares that were issued to the former ITS shareholders, as partial consideration for the Company’s acquisition of ITS, (ii) the Company committed fraud in connection with the acquisition of ITS and its failure to register the Company shares issued in the acquisition, (iii) the Company failed to timely process stock transfer requests, and (iv) the Company breached certain price protection provisions in the merger agreement.

On November 9, 2012, the trial judge issued a written bench opinion rejecting plaintiff’s claims against the Company for common law fraud, punitive damages, costs of litigation (i.e., attorney’s fees) and release of approximately $700,000 currently held in escrow, but ruling in plaintiff’s favor and against the Company on the claims for (a) breach of the merger agreement, (b) rescission under the Ohio Securities Act, and (c) violation of the price protection provisions in the merger agreement. The bench opinion further provided plaintiff with 30 days to elect damage remedies between a total of approximately $18 million (including prejudgment interest) for breach of the merger agreement, or approximately $25 million, plus taxable court costs, for violation of the Ohio Securities Act. The bench opinion also awarded plaintiff approximately $100,000 (including prejudgment interest) for breach of the price protection provisions in the merger agreement.

The Company disagrees with the Court’s decision and is continuing to review its legal options. The Company intends to seek appellate review of the bench opinion by the U.S. Court of Appeals for the Sixth Circuit once final judgment is entered.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE RESOURCES CORPORATION

November 13, 2012	By:	/s/ Joseph L. Cowan

		Name:	Joseph L. Cowan

		Title:	President and Chief Executive Officer